Exhibit 16.1

21700 Oxnard Street, Suite 1200	Telephone 818 227 6900
Woodland Hills, CA 91367	Fax 818 702 0602

September 16, 2003

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Interlink Electronics, Inc. and, under the date of February 4, 2003, we reported on the consolidated financial statements of Interlink Electronics, Inc. and subsidiaries as of and for the year ended December 31, 2002. On September 12, 2003, our appointment as principal accountants was terminated. We have read Interlink Electronics, Inc.’s statements included under Item 4 of its Form 8-K dated September 12, 2003 and we agree with such statements, except that we are not in a position to agree or disagree with Interlink Electronics, Inc.’s statements in the third and fourth paragraphs under Item 4, that the Company has engaged BDO Seidman, LLP as its new principal accountants, that during the two most recent fiscal years and through September 12, 2003, the Company has not consulted with BDO Seidman, LLP regarding the application of accounting principles to any specified transaction or the type of audit opinion that might be rendered on the Company’s financial statements, and that the Board of Directors of the Company, on the recommendation of its Audit Committee, approved the change in accountants.

Very truly yours,